DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma, Inc. Reports First Quarter 2005 Financial Results
and Reviews Achievements

Miami, FL. - May 16, 2005 - DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company”), a biopharmaceutical company focused on the development of novel therapeutics and vaccines for unmet medical needs, announced today its financial results for the first quarter ended March 31, 2005.

The Company reported an improved net loss to shareholders of $1,029,315 or $0.02 per share for the first quarter of 2005, compared to $1,668,836 or $0.05 per share for the first quarter of 2004. Research and development costs for the first quarter were $729,985 compared to $702,677 for the first quarter of 2004. This increase was related to an increase in expenses for our ricin and botulinum programs. General and administrative expenses for the first quarter 2005 were $341,935 compared to $478,578 for the first quarter of 2004. Although some expenses such as legal expenses increased from 2004, a portion of the net reduction in expenses was related to a recovery of stock option expense for the variable treatment of options for employees in the amount of $284,855. Also in the first quarter 2004, the Company had a charge of $503,195 in non-cash preferred stock dividends in connection with the retirement of its series B preferred stock.

Revenues for the first quarter of 2005 were $113,540, compared to $66,095 in the first quarter of 2004. The 2005 revenue was due to the September 2004, $5.2 million grant award from the National Institute of Allergy and Infectious Diseases (NIAID) for RiVaxTM.

“We are extremely pleased with the progress we have made so far in 2005,” commented Michael T. Sember, President and Chief Executive Officer of DOR. “2005 has so far been marked by substantial advancement and important developments in our lead programs. In particular, we look forward to filing a high quality NDA for orBec® for the treatment of the unmet medical need of intestinal Graft-versus-Host Disease as soon as possible but by the fourth quarter of 2005.”

DOR’s First Quarter Highlights:

•	On January 7, 2005, DOR entered into a development and manufacturing process agreement with Cambrex for its ricin toxin vaccine, RiVaxTM.

•	On February 7, 2005, DOR announced initiation of dosing of RiVaxTM in its Phase I clinical trial, the first human clinical trial of a ricin toxin vaccine.

•	On February 9, 2005, DOR completed a private placement financing totaling approximately $3.77 million with institutional investors.

•	On February 16, 2005, DOR announced the initiation of a rational drug design program to develop therapeutics for botulinum toxin exposure.

•	On March 11, 2005, DOR announced the appointment of George Robertson, Ph.D., as Vice President of Research and Development.

Subsequent Events:

•
On April 15, 2005, DOR announced that the abstract describing orBec® pivotal Phase III clinical trial results was selected for presentation at the annual meeting of the American Association of Cancer Research.

•	On April 20, 2005, DOR announced its intention to file a New Drug Application (NDA) with the FDA for orBec® pursuant to its meeting with FDA.

•	On May 4, 2005, DOR announced the appointment of T. Jerome Madison, M.B.A., C.P.A., to the Board of Directors. Mr. Madison brings over 30 years of financial and pharmaceutical experience.

Selected Financial Data:

Statement of Operations Data
Quarter Ended March 31, 2005:

Net Loss applicable to common stockholders	$(1,029,315)

Balance Sheet Data
As of March 31, 2005:

Cash and cash equivalents	$4,534,627
Working capital	$3,168,947
Total shareholders’ equity	$5,219,019

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of therapeutic products and biomedical countermeasures for areas of unmet medical need. Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal Graft-versus-Host disease (iGVHD), a common serious complication of bone marrow transplantation for cancer, as well as other gastrointestinal disorders characterized by severe inflammation. We intend to file a new drug application (NDA) with the FDA for orBec® for the treatment of intestinal iGVHD later this year.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004. Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats. Our ricin toxin vaccine, RiVaxTM, is currently the subject of a Phase I clinical trial in normal volunteers. We have also recently announced the initiation of a new botulinum toxin therapeutic development program based on rational drug design.

For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of iGVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective (including that the results of its Phase I clinical trial of RiVaxTM will demonstrate acceptable safety and immunogenicity/efficacy), that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for iGVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; Dor BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com